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                                   EXHIBIT 5.1


September 23, 2002

Orthovita, Inc.
45 Great Valley Parkway
Malvern, PA  19355

Re: Orthovita, Inc. - Registration Statement on Form S-8 Relating to the Amendments to the 1997 Equity Compensation Plan
      -----------------------------------------------

Ladies and Gentlemen:

We have acted as counsel to Orthovita, Inc., a Pennsylvania corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") for filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), relating to an aggregate of 2,500,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), issuable under the Company's Amended and Restated 1997 Equity Compensation Plan, as amended to date (the "Plan"). We have examined such certificates, records, statutes and other documents as we have deemed relevant in rendering this opinion. As to matters of fact, we have relied on representations of officers of the Company. In our examination, we have assumed the genuineness of documents submitted to us as originals and the genuineness of, and conformity with, the original of all documents submitted to us as copies thereof.

Based upon the foregoing, we are of the opinion that shares of Common Stock originally issued by the Company to participants in the Plan will be, when issued by the Company in accordance with the terms and conditions of the Plan, validly issued, fully paid and non-assessable.

The opinion set forth above is limited to the laws of the Commonwealth of Pennsylvania.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP